Exhibit 99.1

ACM Research’s Operating Subsidiary ACM
Research (Shanghai) Completes its IPO Registration
with China Securities Regulatory Commission

FREMONT, Calif., Aug. 17, 2021 (GLOBE NEWSWIRE) – ACM Research, Inc. (“ACM”) (NASDAQ: ACMR), a leading supplier of wafer cleaning technologies for advanced semiconductor devices, today is providing an update on the status of the proposed initial public offering (the “STAR Market IPO”) and listing of shares of ACM’s operating subsidiary ACM Research (Shanghai), Inc. (“ACM Shanghai”) on the Shanghai Stock Exchange's Sci-Tech innovAtion boaRd (the “STAR Market”).

The China Securities Regulatory Commission (“CSRC”) has indicated that ACM Shanghai has received approval for its STAR Market IPO registration and will soon enter the issuance process for the STAR Market IPO. ACM estimates that the issuance process will be completed in the next several months, but the timing is subject to numerous factors outside ACM Shanghai’s control.

ACM’s President and Chief Executive Officer Dr. David Wang commented, “We are excited that ACM Shanghai has completed the CSRC registration and  is moving to the final phase of the issuance process for its IPO on the STAR Market. We are confident that the STAR Market listing, combined with the continued listing of ACM’s Class A common stock on the Nasdaq Global Market, can accelerate our mission to become a global player in the semiconductor equipment industry.”

About ACM Research, Inc.

ACM develops, manufactures, and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes that are critical to advanced semiconductor device manufacturing, as well as wafer-level packaging. The company is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.

Forward-Looking Statements

The statements in the second and third paragraphs of this press release with respect to ACM Shanghai’s completion and timing of the STAR Market IPO and listing of shares on the STAR Market are not historical facts and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements, which are expectations only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. ACM Shanghai may not be able to complete its STAR Market IPO and listing for a number of reasons, many of which are outside ACM Shanghai’s control and any of which could be exacerbated even further by the continuing COVID-19 pandemic in China and globally. Among other factors, ACM Shanghai must obtain further Chinese governmental approvals required to permit the STAR Market IPO and listing, one or more of which approvals may be denied, or significantly delayed, by the regulators for reasons outside of, or unknown to, ACM Shanghai. Similarly, the STAR Market listing application may be denied or delayed by the CSRC in its discretion. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations regarding these forward-looking statements or the occurrence of unanticipated events.

© ACM Research, Inc. The ACM Research logo is a trademark of ACM Research, Inc. For convenience, this trademark appears in this press release without a ™ symbol, but that practice does not mean that ACM Research will not assert, to the fullest extent under applicable law, its rights to such trademark.

For investor and media inquiries, please contact:

In the United States:
The Blueshirt Group
Ralph Fong
+1 (415) 489-2195
ralph@blueshirtgroup.com

In China:
The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com